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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:     CommNet Cellular Inc.
             Daniel P. Dwyer
             Chief Financial Officer
             (303) 694-8520
             Web Site:  http://www.cels.com


                     SHAREHOLDERS OF COMMNET CELLULAR INC.
                            VOTE TO APPROVE MERGER


Englewood, CO. September 26, 1997. CommNet Cellular Inc. ("CommNet") (Nasdaq National Market: CELS) announced that shareholders of CommNet yesterday voted to approve the merger of AV Acquistion Corp., a Delaware corporation formed by an affiliate of Blackstone CCI Capital Partners L.P. (the "Partnership") with and into CommNet.

          The merger is expected to be consummated shortly after all conditions thereto have been satisfied, including the receipt of Federal Communications Commission ("FCC") approval. As previously disclosed, certain petitions have been filed before the FCC seeking to dismiss or deny CommNet's and the Partnership's joint application to the FCC to transfer control of certain cellular licenses from CommNet to the Partnership. Although CommNet is seeking to have the FCC dismiss such petitions on an expedited basis, there can be no assurance as to the outcome of such decision, or the time period that may elapse before a decision is reached, and consequently, of the time period that may elapse before the merger is consummated. CommNet believes that it will prevail on the merits on the petitions and is contesting the petitions vigorously.

        CommNet operates, manages and finances cellular telephone systems in which its subsidiaries and affiliates hold ownership interests. CommNet owns interests in 82 markets in 14 states with a proportionate interest in 3.6 million pops. CommNet is the manager in 56 of these markets with a total population of 4.2 million residing in nine contiguous states in the mountain and plains regions. These managed markets represent one of the largest geographic collections of contiguous wireless systems in the United States.